Exhibit 10.2

Letter Agreement Dated December 20, 2002
By and Between David C. Reid and
U.S. Gold Corporation

This letter agreement (the "Agreement") is made between David C. Reid, Vice President (the
"Option Holder") and .S. Gold Corporation (the
"Corporation").

WHEREAS, effective August 20, 2002, Option Holder was granted an Incentive Stock Option Agreement under the Corporation's 2002 Stock Option and Stock
Grant Plan (the "Plan") covering options to purchase 750,000 shares of Common Stock of the Corporation at an exercise price of $0.32/share and expiring August 20, 2012 (the "SOA"), which SOA was not able to be exercised until and unless the Plan as well as the SOA were approved by shareholders of the Corporation, and

WHEREAS, the shareholders of the Corporation have not to date approved either the Plan nor the SOA, and

WHEREAS, the Option Holder has voluntarily agreed to terminate the SOA effective immediately and for no consideration, and

WHEREAS, the Corporation accepts the voluntary officer of the Option Holder and is agreeable to the termination of the SOA immediately, now

THEREFORE, the Option Holder and the Corporation agree to the termination effective immediately of that certain Incentive Stock Option Agreement dated
August 20, 2002 with Option Holder covering an aggregate of 750,000 shares of Common Stock of the Corporation at an exercise price of $0.32/share.


IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of December 20, 2002.

Option Holder:

/S/ David C. Reid
David C. Reid


Corporation

/S/ William F. Pass
William F. Pass
Vice President, Chief Financial Officer and
Secretary